EXHIBIT 5 and 23













December 20, 1995

Community Bancorp.
P.O. Box 259
Derby, VT 05829

Dear Sirs:

You have asked us for our opinion with respect to the legality of certain shares of Community Bancorp. common stock referred to in a Registration Statement on Form S-3 to be filed with the Securities and Exchange Commission ("SEC") on or about December 20, 1995. We have acted as counsel to you in connection with the authorization for issuance of up to 200,000 shares of your common stock, par value $2.50 per share, pursuant to the Community Bancorp. Dividend Reinvestment Plan, described in a prospectus (the "Prospectus") contained in the aforementioned Registration Statement.

We are of the opinion that the shares of Community Bancorp. common stock offered for sale in the Prospectus, when issued in accordance with the terms of the plan, will be duly authorized and validly issued, fully paid and non-assessable.

We hereby consent to the reference to this firm in the aforementioned Prospectus and Registration Statement.

Very truly yours,

PRIMMER & PIPER, P.C.


/s/ Primmer & Piper, P.C.
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Primmer & Piper, P.C.